EXHIBIT 10.1

FIRST AMENDMENT TO
SENIOR REVOLVER LOAN AGREEMENT

THIS FIRST AMENDMENT TO SENIOR REVOLVER LOAN AGREEMENT, dated effective as of March 27, 2019 (the "First Amendment"), is entered into by and among EMPIRE LOUISIANA LLC, a Delaware limited liability company (the "Original Borrower" or "EL") and EMPIRE NORTH DAKOTA LLC, a Delaware limited liability company ("END", together with the Original Borrower are sometimes referred to herein collectively as the "Borrower") and CROSSFIRST BANK, a Kansas state-chartered bank (the "Bank").

RECITALS:

A. The Original Borrower and the Bank are parties to that certain Senior Revolver Loan Agreement dated as of September 20, 2018 (the "Existing Loan Agreement"), pursuant to which the Bank established a revolving credit facility in favor of the Original Borrower in the maximum principal amount of $5,000,000.00 (subject to the Revolver Commitment Amount (initially $1,350,000.00) and the Collateral Borrowing Base calculation provisions hereof) until the Revolver Final Maturity Date (currently September 20, 2020) (the "Revolver Commitment").

B. To induce the Bank to consider an increase, modification, renewal and extension of the Existing Loan Agreement, the Original Borrower and END have requested that END be added as a co-borrower thereto.

C. Borrower has requested, and the Bank has agreed, to increase the Revolver Commitment until the extended Revolver Final Maturity Date (March 27, 2021) in the increased Revolver Commitment Amount of $9,000,000.00, and make certain other amendments and modifications, all on the terms, provisions, conditions and limitations set forth in the Existing Loan Agreement, as amended by the provisions of this First Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by the parties hereto, the parties agree as follows:

1.                Definitions.  Capitalized terms used herein and not otherwise defined shall have the meaning given in the Existing Loan Agreement. In addition, the following terms are added to Article I of the Existing Loan Agreement or amended to read as follows:

"Guaranty Agreement" means that certain Amended and Restated Guaranty Agreement of even date herewith, from Guarantor, in favor of Bank, in form, scope and substance acceptable to Bank.

"Revolver Commitment Amount" shall be the maximum outstanding principal amount plus Letter of Credit Exposure the Bank agrees from time to time to make available under the Revolver Commitment (initially stipulated to be equal to $9,000,000.00), subject to the QCR.

"Revolver Final Maturity Date" shall mean March 27, 2021, unless otherwise extended or renewed in writing by the mutual agreement of the Borrower and the Bank.

"QCR" shall have the meaning given in Section 2.13 of the Loan Agreement.

2.  Revolver Commitment.  The Revolver Commitment is hereby increased and renewed to the Revolver Final Maturity Date, subject to the Revolver Commitment Amount, the Collateral Borrowing Base limitations and QCR described below.  All of the Indebtedness created pursuant thereto is evidenced by that certain replacement Promissory Note (Revolver Note) dated as of March 27, 2019, from the Borrower payable to the order of the Bank in the maximum principal amount of $20,000,000.00 (subject to the Revolver Commitment Amount and the Collateral Borrowing Base).  The Revolver Commitment Amount and the Collateral Borrowing Base are stipulated to be set at $9,000,000.00 as of the effective date of this First Amendment, which increase shall be in accordance with and satisfy the Collateral Borrowing Base Redeterminations under Section 4.2 of the Loan Agreement for April 2019.

3.  Loan Origination Fees.  The following replaces Section 2.4 of the Existing Loan Agreement in its entirety:

2.4   Loan Origination Fee.  Borrower shall pay to Bank a fully earned and non-refundable loan origination fee equal to $76,900.00 (one hundred basis points (1.00%) on the $7,690,000.00 increase in the Revolver Commitment Amount).

4.  Payment of Fees.  The following replaces Section 2.12 of the Existing Loan Agreement in its entirety:

2.12 Payment of Fees.  All fees payable under Sections 2.4, 2.5, 2.6, 2.10 and 2.14 shall be paid on the dates due, in immediately available funds, US Dollars, to Bank and shall be fully earned and non-refundable under any circumstances.

5.  Quarterly Commitment Reduction.  The following replaces Section 2.13 of the Existing Loan Agreement in its entirety:

2.13 Quarterly Commitment Reduction (QCR). On the last day of each calendar quarter, commencing June 30, 2019, the Revolver Commitment Amount shall automatically be reduced by $150,000.00 per quarter (the "QCR"), and Borrower shall make any principal payment necessary to comply with the QCR.  Such principal payment shall be in addition to the regularly scheduled interest payment.

The definition of "MCR" and all references to "MCR" in the Existing Loan Agreement are hereby deleted.

6.  Loan Amendment Fee. The following is added as a new section 2.14 to the Loan Agreement:

2.14 Loan Amendment Fee.  For each amendment or other change to this Agreement that is required (in the sole discretion of the Bank) as a result of a change in terms or conditions requested by Borrower, Borrower shall pay Bank a fee in an amount equal to the Revolver Commitment Amount then outstanding, multiplied by twenty five basis points (0.25%), which fee shall be payable in immediately available funds concurrent with the closing of such amendment.

7.  Financial Statements and Reports. Section 6.6(a) and the first sentence of 6.6(b) of the Existing Loan Agreement are hereby modified to provide that the Guarantor will furnish such Financial Statements and Reports pursuant to the terms of the Guaranty Agreement.

8.  Net Lease Operating Reports.  The following replaces Section 6.6(c) of the Existing Loan Agreement in its entirety:

(c)  Net Lease Operating Reports. No later than sixty (60) days after the end of each calendar quarter, reports regarding leases in the same form as they are received by the operator under each applicable operators agreement.

9.  Financial Covenants. From and after the date of this First Amendment, Section 28 (Minimum Leverage Ratio) and Section 29 (Minimum Interest Coverage Ratio) of the Existing Loan Agreement shall be measured for Borrower on a combined basis using consolidated financial statements provided by the Guarantor.

10. Collateral/Mortgages.  The term "Collateral" as that term is defined in Article III of the Existing Loan Agreement shall incorporate and include, without limitation, all real and personal property lien interests granted by END to Bank by the following: (i) mortgage liens or deeds of trust (as applicable) encumbering END's proved producing and proved non-producing oil, gas and other leasehold and mineral interests (including, without limitation, behind-the pipe values), on a first priority basis, including without limitation, those properties situated in the States of North Dakota and Montana (the "END Mortgages"), and (ii) a first priority security interest in substantially all of END's personal property according to the terms of a certain Pledge, Security Agreement and Assignment instrument dated as even date with this First Amendment, in form and substance satisfactory to Bank (the "END Security Agreement"). The term "Mortgages" as that term is defined in Article III of the Existing Loan Agreement shall incorporate and include the END Mortgages.

11. Amended Louisiana Mortgage.  EL, as mortgagor, and CrossFirst, as mortgagee, are parties to a certain Mortgage, Assignment of As-Extracted Collateral, Security Agreement and Fixture Filing dated as of September 20, 2018, as corrected by instrument dated November 7, 2018, whereby EL granted a first priority mortgage lien and security interest in all of its oil and gas leases, leasehold interests, and related assets located in the State of Louisiana (the "Original Louisiana Mortgage"). As a condition precedent to CrossFirst's obligations under this First Amendment, CrossFirst requires that the Original Louisiana Mortgage be amended and modified to incorporate and secure repayment of all amounts extended under and evidenced by the increased Revolver Commitment, all according to the terms of a certain First Amendment to Mortgage, Assignment of As-Extracted Collateral, Security Agreement and Fixture Filing dated on or about the date of the First Amendment (the "Amended Louisiana Mortgage").

12. Conditions Precedent.  The Borrower shall execute and deliver, or cause to be executed and delivered, to the Bank, each of the following as express conditions precedent to the effectiveness of the amendments and modifications contemplated by this First Amendment:

(a)	This First Amendment;
(b)	The replacement Promissory Note (Revolver Note);
(c)	The END Mortgages;
(d)	The END Security Agreements;
(e)	The Amended Louisiana Mortgage;
(f)	The Guaranty Agreement;
(g)
The obligation of Borrower to furnish the Bank with appropriate certificates from the State of North Dakota that demonstrate END is registered and qualified to do business in the State of North Dakota, shall be an express condition subsequent and must be accomplished by Borrower to the Bank's satisfaction no later than April 12, 2019, and failure of Borrower to timely satisfy such condition subsequent shall constitute an Event of Default hereunder without further or other notice from the Bank.

(h)	Payment to the Bank of the fully earned and non-refundable one percent (1.0%) loan origination fee in the amount of $76,900.00 concurrently herewith in immediately available funds (US Dollars); and
(i)	Closing certificates from each of the Borrowers.
13. Fees and Expenses.  Borrower shall promptly (in any event within ten (10) days of receipt of an invoice therefor) reimburse the Bank for its reasonable legal fees and all filing and recording fees and other costs and expenses reasonably incurred in connection with the negotiation, preparation and closing of the transactions contemplated by this First Amendment, including the reasonable attorney fees and costs and expenses of Bank's legal counsel and any applicable mortgage taxes.

14. Ratification.  The remaining terms, provisions and conditions set forth in the Existing Loan Agreement shall remain in full force and effect as long as any Indebtedness of the Borrower is owing to the Bank and/or the Revolver Commitment remains in effect. The Borrower adopts, restates, confirms and ratifies the warranties, covenants and representations set forth in the Existing Loan Agreement (except the representations and warranties that specify a specific date or period of time) and further represents to the Bank that, as of the date hereof, no Default or Event of Default exists under the Loan Agreement (including this First Amendment).  All references to the "Loan Agreement" appearing in any of the Loan Documents shall hereafter be deemed references to the Existing Loan Agreement as amended, modified and supplemented by this First Amendment.  In the event of any inconsistency between the terms of this First

Amendment and the terms of the Existing Loan Agreement, the terms of this First Amendment shall control and govern, and the agreements shall be interpreted so as to carry out and give full effect to the intent of this First Amendment.  Each Borrower and the Bank hereby adopt, ratify and confirm the Loan Agreement, as amended hereby, and acknowledge and agree that the Loan Agreement and all other Loan Documents, are and remain in full force and effect.  Borrower acknowledges and agrees that its liabilities and obligations under the Loan Agreement and all other Loan Documents, including the Security Instruments, are not impaired in any respect by this First Amendment.  Original Borrower further ratifies and confirms the mortgage liens and security interests granted thereby pursuant to Article III of the Existing Loan Agreement and hereby grants and regrants such mortgage liens and security interests in favor of the Bank.

15. SUBMISSION TO JURISDICTION.  BORROWER AND THE BANK HEREBY CONSENT TO THE JURISDICTION OF ANY OF THE LOCAL, STATE, AND FEDERAL COURTS LOCATED WITHIN TULSA COUNTY, OKLAHOMA AND WAIVES ANY OBJECTION WHICH THE BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT.

16. WAIVER OF JURY TRIAL.  BORROWER FULLY, VOLUNTARILY AND EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THE LOAN AGREEMENT (INCLUDING THIS FIRST AMENDMENT), THE SECURITY INSTRUMENTS OR UNDER ANY AMENDMENT, SUPPLEMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED (OR WHICH MAY IN THE FUTURE BE DELIVERED) IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT.  THE BORROWER AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

17. Governing Law.  The Loan  Agreement (including the First Amendment) shall be deemed to have been made or incurred under the Laws of the State of Oklahoma and shall be construed and enforced in accordance with and governed by the Laws of Oklahoma.

18. Release.  In consideration of the amendments contained herein, Borrower hereby waives and releases Bank from any and all claims and defenses, known or unknown, as of the effective date of this First Amendment, with respect to the Loan Agreement (including this First Amendment) and the Loan Documents and the transactions contemplated thereby.

19. Counterparts.  This First Amendment may be executed in multiple counterparts, each of which, when so executed, shall constitute an original copy.  Transmission by facsimile or electronic transmission (e.g., pdf format) of an executed counterpart of this First Amendment by any party shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile or electronic transmission shall be deemed to be an original counterpart of this First Amendment.

20. Reaffirmation of Indebtedness.  Borrower acknowledges the terms of this First Amendment and ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, each Loan Document to which it is a party, and agrees that each Loan Document to which it is a party remains in full force and effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered in Tulsa, Oklahoma, in multiple counterparts effective as of the day and year first above written.

EMPIRE LOUISIANA LLC, a Delaware
limited liability company

By:        /s/ Michael R. Morrisett
Michael R. Morrisett, President

EMPIRE NORTH DAKOTA LLC,
 a Delaware limited liability company

By:        /s/ Michael R. Morrisett
Michael R. Morrisett, President

"Borrower"

Signature Page - First Amendment to Senior Revolver Loan Agreement

CROSSFIRST BANK

By:        /s/ Terry D. Blain
 Terry D. Blain,
Senior Vice President/Energy Bank

"Bank"